Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Broadwing Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-47104) on Form S-8 and (No. 333-114964) on Form S-3 of Broadwing Corporation of our reports dated March 16, 2005, with respect to the consolidated balance sheets of Broadwing Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of Broadwing Corporation.

/s/: KPMG LLP

Austin, Texas

March 16, 2005